6. Voting Results of Special Shareholder
Meeting (Unaudited):

A special meeting of the shareholders of the Willamette Value Fund, Willamette Small
Cap Growth Fund, Willamette Global Health
Sciences Fund and Willamette Technology Fund was held on March 16, 2001 to consider two separate proposals. Each proposal and the results of shareholder voting are set forth below:

Proposal 1:

To approve a proposed Agreement and Plan of Reorganization and the transactions contemplated thereby, which include: (a) the transfer of all assets of each Fund into a newly formed fund
("New Fund") of the same name of The Willamette
Funds, a new Delaware business trust
(the "New Trust"), in exchange for shares of the New Fund, and the assumption by the New Fund of liabilities of the Fund; and (b) the distribution to Fund shareholders of such New Fund's shares.

Value Fund
For: 709,658
Against: 21,973
Abstain: 28,768

Small Cap Growth Fund
For: 1,131,194
Against: 41,609
Abstain: 41,105

Global Health Sciences Fund
For: 1,111,339
Against: 38,199
Abstain: 39,737

Technology Fund
For: 2,628,661
Against: 70,304
Abstain: 116,969

Proposal 2:

To approve a proposal to permit the New Trust and Willamette Asset Managers, Inc., the investment adviser of each Fund, to enter into and materially amend agreements with sub-advisers on behalf of each Fund without obtaining shareholder approval.

Value Fund
For: 689,082
Against: 43,843
Abstain: 27,473

Small Cap Growth Fund
For: 1,085,793
Against: 90,275
Abstain: 37,840

Global Health Sciences Fund
For: 1,052,139
Against: 97,438
Abstain: 39,698

Technology Fund
For: 2,535,809
Against: 163,920
Abstain: 116,205